Exhibit 15.1

[Maples and Calder (Hong Kong) LLP letterhead]

Our ref                             MJL/303788-000002/10881514v1

51job, Inc.
Building 3, No. 1387, Zhang Dong Road
Shanghai 201203
People’s Republic of China

31 March 2017

Dear Sir

Re: 51job, Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to 51job, Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2016.

We hereby consent to the reference of our name under the heading “Additional Information —Taxation” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP